Exhibit (d)(vi)

FIRST AMENDMENT TO APPENDIX B

TO

AMENDED and RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

Name of Portfolio	Annual Advisory Fee
JOHCM US Small Mid Cap Equity Fund	85 basis points
JOHCM Global Income Builder Fund	67 basis points
JOHCM International Small Cap Equity Fund	105 basis points

Effective as of September 21, 2017

JOHCM (USA), INC.		JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ M. Helen Vaughan	By:	/s/ Kenneth Lamden
Name:	M. Helen Vaughan	Name:	Kenneth Lamden
Title:	Executive V.P.	Title:	CEO

JO HAMBRO CAPITAL MANAGEMENT LIMITED

		By:	/s/ M. Helen Vaughan
		Name:	M. Helen Vaughan
		Title:	COO

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